                                                         EXHIBIT 12--PAGE 1 OF 2

                              OWENS-ILLINOIS, INC.
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (MILLIONS OF DOLLARS, EXCEPT RATIOS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Earnings (loss) before income taxes, minority share owners'
  interests, and extraordinary items........................  $  667.2   $(391.6)   $ 497.8
Less: Equity earnings.......................................     (19.4)    (19.8)     (22.3)
Add: Total fixed charges deducted from earnings.............     448.4     499.2      452.4
    Proportional share of pre-tax earnings of 50% owned
      associates............................................      10.4      11.0       10.6
    Dividends received from less than 50% owned
      associates............................................       9.9      14.5        9.8
                                                              --------   -------    -------
      Earnings available for payment of fixed charges.......  $1,116.5   $ 113.3    $ 948.3
                                                              ========   =======    =======
Fixed charges (including the Company's proportional share of
  50% owned associates):
  Interest expense..........................................  $  414.2   $ 476.6    $ 417.0
  Portion of operating lease rental deemed to be interest...      14.3      12.5       26.5
  Amortization of deferred financing costs and debt discount
  expense...................................................      19.9      10.1        8.9
                                                              --------   -------    -------
    Total fixed charges deducted from earnings and total
    fixed charges...........................................     448.4     499.2      452.4
Preferred stock dividends (increased to assumed pre-tax
  amount)...................................................      36.7      21.7       35.5
                                                              --------   -------    -------
Combined fixed charges and preferred stock dividends........  $  485.1   $ 520.9    $ 487.9
                                                              ========   =======    =======
Ratio of earnings to fixed charges..........................       2.5                  2.1
Deficiency of earnings available to cover fixed charges.....             $ 385.9
Ratio of earnings to combined fixed charges and preferred
  stock dividends...........................................       2.3                  1.9
Deficiency of earnings available to cover combined fixed
  charges and preferred stock dividends.....................             $ 407.6

                                                         EXHIBIT 12--PAGE 2 OF 2

                              OWENS-ILLINOIS, INC.
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (MILLIONS OF DOLLARS, EXCEPT RATIOS)

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                          PRO FORMA
                                                                         AS ADJUSTED
                                                                           FOR BTR
                                                                          PACKAGING
                                                                         ACQUISITION
                                                                1998        1998         1997
                                                              --------   -----------   --------
Earnings before income taxes, minority share owners'
  interests, and extraordinary items........................  $ 209.0      $ 256.2     $ 452.3
Less: Equity earnings.......................................    (16.0)       (16.0)      (17.9)
Add: Total fixed charges deducted from earnings.............    404.8        459.6       324.1
  Proportional share of pre-tax earnings of 50% owned
  associates................................................      7.2          7.2         2.8
  Dividends received from less than 50% owned associates....      6.6          6.6         4.8
                                                              -------      -------     -------
    Earnings available for payment of fixed charges.........  $ 611.6      $ 713.6     $ 766.1
                                                              =======      =======     =======
Fixed charges (including the Company's proportional share of
  50% owned associates):
  Interest expense..........................................  $ 372.6      $ 422.9     $ 298.7
  Portion of operating lease rental deemed to be interest...     24.8         25.9        21.3
  Amortization of deferred financing costs and debt discount
  expense...................................................      7.4         10.8         4.1
                                                              -------      -------     -------
    Total fixed charges deducted from earnings and total
    fixed charges...........................................    404.8        459.6       324.1
Preferred stock dividends (increased to assumed pre-tax
  amount)...................................................     21.3         33.6         2.2
                                                              -------      -------     -------
Combined fixed charges and preferred stock dividends........  $ 426.1      $ 493.2     $ 326.3
                                                              =======      =======     =======
Ratio of earnings to fixed charges..........................      1.5          1.6         2.4
Ratio of earnings to combined fixed charges and preferred
  stock dividends...........................................      1.4          1.4         2.3

                                      E-2